Exhibit 99.1

Tattooed Chef Reports Fourth Quarter and Full Year 2021 Financial Results

Record 2021 Full Year Revenue;

Expanded Manufacturing Capacity and National Retail Presence;

Provides 2022 Guidance

Paramount, California – March 16, 2022 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced financial results for the fourth quarter and full year ended December 31, 2021, as well as full year 2022 guidance.

2021 Fourth Quarter Financial Overview Compared to Fourth Quarter of 2020

●	Revenue rose 32.2% to $52.3 million
●	Tattooed Chef branded product revenue increased 21.7% to $29.2 million, or 56% of total revenue
●	Net loss was $13.1 million
●	Adjusted EBITDA(1) loss was $11.4 million

2021 Full Year Financial Overview Compared to Full Year 2020

●	Revenue rose 43.7% to a record $213.4 million
●	Tattooed Chef branded product revenue increased 56.7% to a record $132.5 million, or 63% of total revenue
●	Net loss was $87.4 million
●	Adjusted EBITDA(1) loss was $26.1 million

(1)	Adjusted EBITDA is a non-GAAP financial measure defined below under “Non-GAAP Measures.” Please see “Adjusted EBITDA Reconciliation” at the end of this press release.

2021 Operational Highlights

●	Ended the year with 78 branded SKUs, up from 38 branded SKUs at the end of 2020.
●	Expanded branded distribution to more than 160 retailers with approximately 14,000 locations, up from 4 retailers and approximately 4,000 locations at the close of 2020.
●	Acquired New Mexico Food Distributors and the assets of and certain liabilities of Belmont Confections Inc., which together added three new production facilities, accelerated the Company’s entrance into new product categories, and provided scale for future margin accretion.
●	Commenced enterprise-wide investments in automation, internal R&D, and cold storage to support anticipated growth and drive efficiencies beginning in 2022.
●	Launched first national media campaign to elevate brand awareness and drive sales.

“2021 was a milestone year for Tattooed Chef,” said Sam Galletti, President and CEO. “We grew our revenue by approximately 44%, consummated two transformative acquisitions, expanded our national presence, diversified our channel and customer mix, and broadened our product line. That these financial and operational achievements were realized against a backdrop of supply chain stresses and pricing pressures is a testament to our team, the resiliency of our vertically integrated infrastructure, growing interest in our plant-based offerings, and a validation of the investments we are making in our people, products, and processes.

“We expect the recently acquired Belmont Confections facility to begin transitioning to the manufacture of Tattooed Chef branded bars beginning in the second quarter of 2022 and we expect that the two facilities acquired as part the New Mexico Food Distributors transaction will be fully operational and manufacturing both private label and Tattooed Chef branded products during the second quarter of 2022. We have also taken steps to strengthen the vertically integrated nature of our operations by initiating company-wide investments in automation, staffing, cold storage facilities, and internal R&D. We believe that these improvements will support our anticipated revenue growth, deliver operating efficiencies, accelerate our ability to achieve scale, and enhance margins. We look forward to our future with great confidence.”

Sarah Galletti, Chief Creative Officer, added, “After nearly doubling the number of Tattooed Chef branded SKUs in 2021, we are planning to introduce new, innovative products during 2022, including Mexican-inspired foods, refrigerated plant-based snack bars, and wood-fired pizzas. Tattooed Chef’s plant-based products are attracting a wide range of dynamic, engaged and passionate consumers who #GiveACrop about what they eat, how that food is produced, and the values of the company that creates it.”

Fourth Quarter 2021 Results

Revenue increased 32.2% to $52.3 million during the fourth quarter of 2021 (“Q4 2021”) from $39.6 million in the fourth quarter of 2020 (“Q4 2020”), the result of a 21.7% increase in “Tattooed Chef” branded products and a 23.0% increase in private label products and legacy products for select private label retailers when compared to the comparable prior year period. With the acquisition of New Mexico Food Distributors there were also food service sales of $4.2 million due to some holiday items that were already scheduled. Higher branded product sales were driven by a significant increase in U.S. distribution points in late 2020 and during 2021, increased volume at existing retail stores, and new product introductions.

Gross profit declined to $1.1 million, or 2.1% of revenue, from $4.4 million, or 11.1% of revenue, in Q4 2020. Gross profit in Q4 2021 included significantly higher freight and container costs compared to Q4 2020, a promotional allowance accrual that did not occur in Q4 2020, and one-time slotting fees. Gross profit and gross margin were also impacted by the manufacture of lower margin private label products at the two facilities that comprise New Mexico Food Distributors, which the Company acquired in May 2021. Increased capacity at the New Mexico Food Distributors and Belmont Confections facilities, coupled with the sale of comparatively higher margin Tattooed Chef branded products planned for 2022, are expected to partially offset fixed manufacturing expenses and generate improved gross margin.

Operating expenses decreased to $14.8 million from $19.0 million in Q4 2020, due primarily to $13.6 million in one-time, merger related expenses recognized in Q4 2020, partially offset by increased sales and marketing spend during Q4 2021 that was directed at supporting the Company’s overall growth initiatives.

The loss before provision for income taxes was $13.5 million compared to Q4 2020 income before provision for income taxes of $23.5 million. In Q4 2020, the Company recognized a nonrecurring gain of $37.2 million from the settlement of a contingent consideration derivative liability upon the release of the Holdback Shares to certain stockholders.

Income tax benefit in Q4 2021 was $0.4 million compared to an income tax benefit of $42.1 million in Q4 2020. The income tax benefit in Q4 2020 included a deferred tax asset of $39.3 million, which the Company recorded a full valuation allowance against in Q2 2021.

Net loss was $13.1 million in Q4 2021 compared to net income of $65.3 million in Q4 2020, which included the tax items mentioned above.

Adjusted EBITDA loss was $11.4 million in Q4 2021 compared to Adjusted EBITDA loss of $1.7 million in Q4 2020. The quarter-over-quarter variance was due primarily to the cost items that resulted in lower gross margins, as discussed above.

Full Year 2021 Results

Revenue increased 43.7% to a record $213.4 million in 2021 from $148.5 million the prior year, the result of a $47.9 million increase in Tattooed Chef branded products and a $12.7 million increase in private label products and legacy products for select private label retailers when compared to 2020. Higher branded product sales were driven by a significant increase in U.S. distribution points in late 2020 and during 2021, increased volume at existing retail stores, and new product introductions.

Gross profit was $22.1 million, or 10.4% of revenues, in 2021 compared to $21.7 million, or 14.6% of revenues, the prior year. The decline in gross margin in 2021 was primarily due to annual freight and container expenses (included in cost of goods sold) of $31.3 million, up $12.9 million, or 70%, from 2020 costs of $18.4 million and a promotional expense accrual of $4.1 million. Gross margin was also impacted by the manufacture of lower margin private label product at the recently acquired New Mexico Food Distributors and Belmont Confections facilities, partially offset by higher revenues and improved production capacity.

Operating expenses increased to $59.1 million in 2021 from $31.6 million in 2020, due to increased marketing expenses of $12.0 million, advertising expenses of $5.0 million, and payroll and recruiting expenses of $4.2 million.

The 2021 loss before provision for income taxes was $39.5 million compared to 2020 income before provision for income taxes of $28.7 million.

The income tax expense in 2021 was $47.9 million compared to an income tax benefit of $40.3 million in 2020. The income tax expense in 2021 reflected a $47.5 million full valuation allowance, while the income tax benefit in 2020 reflected a deferred tax asset of $47.5 million.

Net loss was $87.4 million in 2021 compared to net income of $69.0 million the prior year; net loss in 2021 included the $47.9 million income tax expense while net income in 2020 included the income tax benefit of $40.3 million.

Adjusted EBITDA loss was $26.1 million in 2021 compared to Adjusted EBITDA of $8.5 million in 2020, with the variance driven by lower gross margins and higher operating expenses, as discussed above.

Financial Condition

At December 31, 2021, cash and cash equivalents were $92.4 million and total debt was approximately $700,000. Net cash used in operating activities was $51.3 million for full year 2021 compared to net cash used in operating activities of $13.4 million the prior year. Capital expenditures increased to $63.8 million in 2021 from $7.0 million the prior year and primarily reflected $16.9 million to purchase property, plant and equipment, and $46.9 million used to fund acquisitions.

Full Year 2022 Outlook

Highlights of the Company’s outlook for 2022 include:

●	Revenue of $280- $285 million, driven by a combination of new product introductions, an increase in retail distribution via new relationships and penetrating existing accounts compared to 2021, and contributions from acquisitions consummated in 2021.
●	Gross margin of 10-12%
●	Marketing expenses of $27- $32 million
●	Capital expenditures of approximately $20 million, with investments focused on automation and robotics at our manufacturing facilities.

Conference Call and Webcast

The Company will host a conference call today at 9:00 a.m. Eastern Time. Investors interested in participating in the live call can dial:

●	(877) 407-9753 from the U.S.
●	(201) 493-6739 internationally.

The call will be webcast and available on the Investors section of the Company’s website at www.tattooedchef.com. The webcast will be archived for 30 days.

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, handheld burritos, and quesadillas, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

Follow us on social: Facebook, Instagram, TikTok, Twitter, and LinkedIn and Taste the Jams on Spotify.

Forward Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “expansion,” “new,” “leverage,” “continues,” “opportunities,” “outlook,” “next,” “increase,” “beyond,” “potential,” “growth,” “pipeline,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; continued acceptance of Tattooed Chef branded products by new retail customers; Tattooed Chef’s ability to increase in-store count and points of distribution; the outcome of any legal proceedings that may be instituted against Tattooed Chef; Tattooed Chef’s ability to effectively and efficiently integrate New Mexico Food Distributors and Belmont Confections’ business; competition and the ability of the business to grow and manage growth profitably; the impact of inflation, particularly with respect to freight and container expenses; the effect of possible supply chain disruption; and other risks and uncertainties indicated from time to time in our annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”), including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak or hostilities in the Ukraine. Tattooed Chef undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Measures

The Company seeks to achieve profitable, long-term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. The Company defines EBITDA as net income before interest, taxes, and depreciation. Adjusted EBITDA further adjusts EBITDA by adding back non-cash compensation expenses, non-recurring expenses, and other non-operational charges. The Company’s management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of its primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. The Company’s management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business.

CONTACTS

INVESTORS

Stephanie Dieckmann, CFO

Tattooed Chef

(562) 602-0822

Devin Sullivan, SVP

The Equity Group

(212) 836-9608 / dsullivan@equityny.com

Karin Daly, VP

The Equity Group

(212) 836-96 / kdaly@equityny.com

TATTOOED CHEF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(in thousands, except per share information)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2021	2020	2021	2020
NET REVENUE	$52,336	$39,595	$213,430	$148,498

COST OF GOODS SOLD	51,240	35,199	191,318	126,818

GROSS PROFIT	1,096	4,396	22,112	21,680

OPERATING EXPENSES	14,807	19,043	59,109	31,633

(LOSS) INCOME FROM OPERATIONS	(13,711)	(14,647)	(36,997)	(9,953)

Interest expense	(102)	(166)	(261)	(735)
Other (expense) income	314	38,321	(2,222)	39,434

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(13,499)	23,508	(39,480)	28,746

INCOME TAX (EXPENSE) BENEFIT	355	42,054	(47,924)	40,278

NET (LOSS) INCOME	(13,144)	65,562	(87,404)	69,024

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	-	274	-	1,422

NET (LOSS) INCOME ATTRIBUTABLE TO TATTOOED CHEF, INC.	$(13,144)	$65,288	$(87,404)	$67,602

NET (LOSS) INCOME PER COMMON SHARE
Basic	$(0.16)	$1.07	$(1.07)	$1.85
Diluted	$(0.17)	$1.01	$(1.08)	$1.68

WEIGHTED AVERAGE COMMON SHARES
Basic	82,009,854	61,012,304	81,532,234	36,487,862
Diluted	82,148,749	64,601,630	81,671,129	40,077,188

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX

Foreign currency translation adjustments	$(45)	$978	$(954)	$777

Total other comprehensive (loss) income, net of tax	(45)	978	(954)	777

Comprehensive (loss) income	$(13,189)	$66,540	$(88,358)	$69,801
Less: comprehensive income attributable to the noncontrolling interest	-	267	-	1,506

Comprehensive (loss) income attributable to Tattooed Chef, Inc. stockholders	$(13,189)	$66,273	$(88,358)	$68,295

TATTOOED CHEF, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share information)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash	$92,351	$131,579
Accounts receivable	25,117	16,281
Inventory	54,562	38,002
Prepaid expenses and other current assets	7,027	18,416
TOTAL CURRENT ASSETS	179,057	204,278

Property, plant and equipment, net	46,476	16,083
Operating lease right-of-use assets, net	8,039	-
Finance lease right-of-use assets, net	5,639	-
Intangible assets, net	151	-
Deferred income taxes, net	266	47,549
Goodwill	26,924	-
Other assets	649	605
TOTAL ASSETS	$267,201	$268,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$28,334	$24,075
Accrued expenses	3,767	3,610
Line of credit	1,200	22
Notes payable to related parties, current portion	-	66
Notes payable, current portion	5,019	111
Forward contract derivative liability	1,804	-
Operating lease liabilities, current	1,523	-
Other current liabilities	122	1,403
TOTAL CURRENT LIABILITIES	41,769	29,287

Warrant liability	814	5,184
Operating lease liabilities, net of current portion	6,599	-
Notes payable, net of current portion	716	1,990
TOTAL LIABILITIES	$49,898	$36,461

COMMITMENTS AND CONTINGENCIES (See Note 21)

STOCKHOLDERS’ EQUITY
Preferred stock- $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2021 and 2020	-	-
Common stock- $0.0001 par value; 1,000,000,000 shares authorized; 82,237,813 shares issued and outstanding at December 31, 2021, 71,551,067 shares issued and 71,469,980 shares outstanding at December 31, 2020	8	7
Treasury stock- 0 shares at December 31, 2021, 81,087 shares at December 31, 2020	-	-
Additional paid in capital	242,362	168,448
Accumulated other comprehensive (loss) income	(953)	1
Retained (deficit) earnings	(24,114)	63,598
Total equity	217,303	232,054

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$267,201	$268,515

TATTOOED CHEF, INC.

Adjusted EBITDA Reconciliation

(in thousands)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$(13,144)	$65,562	$(87,404)	$69,024
Interest	102	166	261	735
Income tax (benefit) expense	(355)	(42,054)	47,924	(40,278)
Depreciation	1,089	734	3,603	1,427
EBITDA	$(12,308)	$24,408	$(35,616)	$30,908
Adjustments
Stock compensation expense	$848	$3,399	$5,192	$3,399
Loss (gain) on foreign currency forward contracts	17	71	2,847	(1,042)
Transaction related bonuses	-	8,840	-	13,610
Gain on settlement of contingent consideration derivative	-	(37,200)	-	(37,200)
Loss (gain) on warrant remeasurement	(422)	(1,192)	(589)	(1,192)
Acquisition expenses	36	-	1,043	-
UMB ATM transaction	-	-	148	-
Dispute resolution and related fees	-	-	465	-
ERP related expenses	415	-	415	-
Total Adjustments	$894	$(26,082)	$9,521	$(22,425)
Adjusted EBITDA	$(11,414)	$(1,674)	$(26,095)	$8,483